Exhibit 10.3

PROJECT LOCATION
AND
CONSULTING AGREEMENT

THIS PROJECT LOCATION AND CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of this 9th day of July, 2011, by and between Mammatech Corporation, (In the process of changing its name to “Dynamic Energy Alliance Corporation”) a Florida corporation, (hereinafter “Company”), and Key Services, Inc. , a Nevada Corporation in the process of organization, (hereinafter "Consultant").

RECITALS

WHEREAS, a Consultant has substantial business consulting experience and skills; and

WHEREAS, Company is desirous of engaging the consulting services of Consultant under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1
ESTABLISHMENT OF CONSULTING RELATIONSHIP

Section 1.1 Appointment of Consultant. Company hereby retains Consultant to locate and assist in Company’s development and of construction of energy campus projects undertaken by Company (hereinafter the “Projects”), on a non-exclusive basis and Consultant hereby agrees to so serve, on the terms and conditions hereinafter set forth herein. Consultant agrees to provide the services of its principal, Larson Elmore. It is anticipated that the Mr. Elmore will spend approximately 60% of his time on assisting Company and providing consulting services as described herein. The Company understands that this amount of time may vary for day-to-day and that the Consultant and Elmore will perform Consulting Services for other clients and/or companies at the same time, and may take ownership or participation interests in competing projects and ventures.

Section 1.2 Authority to be Legally Bound. The Company and the Consultant each represent that they have through their executing officers, the requisite corporate authority to sign this agreement and to legally bind their companies to the terms and conditions of this Agreement.

ARTICLE 2
CONSULTING SERVICES TO BE PERFORMED BY CONSULTANT

Section 2.1 Duties.

(a) During the term of this Agreement, Consultant - shall locate likely sites for development, construction and operation of Projects by Company; introduce Company to such sites; introduce Company to venture partners for such projects, and introduce Company to potential vendors and customers for the products and services generated by such projects. As Consultant locates potential sites, vendors and/or customers, Consultant shall introduce Company to such entities and persons, who shall thereby become “Consultant Relationships”. In all cases Consultant shall identify such new Consultant Relationships in writing and deliver it to Company’s Secretary who shall maintain a complete list of Consultant Relationships in the corporate books and records of Company.

(b) If Company elects, in its sole discretion, to proceed with acquisition, development and/or construction of a Project, which has been introduced by Consultant, then Consultant shall provide coordination services with respect to development, financing, construction and startup of such Project, under a separate agreement to be negotiated at the time Company makes a decision to proceed with a Project.

(c) If Company elects, in its sole discretion to proceed with the development, the consultant will provide a preliminary funding budget to be approved by Company, in order to begin with the next steps of the approved project site.

Section 2.2 Submission and Approval Process.

(a) Consultant may opt to present opportunities to Company for the purposes of outlining each prospective transaction’s applicable: structure, terms and conditions, development costs, budgets, critical paths, fees, time lines, proformas and involved parties.

(b) Company will have 30 days to respond to consultant once a prospective site, opportunity or project plan, budget and critical path are presented for consideration by Consultant, with additional review periods available with mutual consent; and

(c) Once a proposal is approved, Company will be responsible for fulfilling the obligations set forth in each unique Agreement with Consultant and shall compensate Consultant according to terms of said Agreement so executed.

For the purposes of this Agreement, the term “Development Costs” shall be included in each approved proposal budget and shall include the following expenses or costs, whether paid by Company, or advanced by Consultant and then reimbursed by Company:

•	Lease and or purchase Costs and expenses to acquire a site, or rights of use to a site
•	Architectural fees;
•	Engineering fees;
•	Environmental studies;
•	Attorney and accountant’s fees;
•	Project management fees;
•	Labor expenses, including workman’s compensation, etc.;
•
Hard costs of building materials, including but not limited to utilities, dirt work, paving of parking lots, installation of lights, construction of buildings, manufacture and installation of the equipment necessary to operate an Energy Campus; and

•	All overhead and administration fees incurred by Company in accordance with generally accepted accounting principles, in connection with each Consultant Site, and/or project constructed thereon.

ARTICLE 3
TERM

Section 3.1 Term Of Agreement. This Agreement shall have a term of 5 years, and shall be automatically renewed there after on a two year by two year term basis unless terminated upon at least 6 months written notice prior to the expiration of any renewal term.

ARTICLE 4
TERMINATION OF AGREEMENT

Section 4.1 Event Of Termination. This Agreement shall be terminable for cause, as “cause” is hereafter defined, at the election of Company, upon five (30) days’ prior written notice by Company to Consultant after the expiration of any cure period described below without completion of applicable curative measures. “Cause” for termination by Company shall mean the occurrence of (i) an event listed below in subsection (b) with no cure or grace period whatsoever; or (ii) one or more of the events listed below in subsections (a), (c), (d) and (e) and the continuance of the same for more than thirty (30) days (or, if such event is curable but cannot be cured within thirty (30) days, then such additional period of time as is reasonably necessary to cure the same), provided that within such thirty (30) day period Consultant promptly commences to cure the same and thereafter diligently and continually prosecutes to completion the cure of same), after delivery of written notice by Company specifying in reasonable detail the nature of the default. The following are the events giving rise to Company's right of termination of this Agreement for cause:

(a) Material Default shall be made in the performance or observance by Consultant of any covenant, condition or term in this Agreement;

(b) Consultant shall engage in conduct under this Agreement which constitutes gross negligence, willful misconduct, or fraud;

(c) Consultant shall institute proceedings to be adjudicated a voluntary bankrupt, or shall commence a case under the federal bankruptcy code, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under the federal bankruptcy code or laws, or any other similar applicable federal or state law, or shall consent to or fail reasonably to oppose any such proceeding, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or corporate action shall be taken by Consultant in furtherance of any of the aforesaid purposes;

(d) A decree or order by a court of competent jurisdiction shall have been entered adjudging Consultant bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Consultant under the federal bankruptcy code or laws, or any other similar applicable federal or state law, and such decree or order shall have continued undischarged or unstayed for a period of sixty (60) days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Consultant or a substantial part of its property, or for the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall have remained in force, undischarged and unstayed for a period of sixty (60) days; and

Section 4.2 Termination Without Cause. Consultant may terminate this Agreement for any or no reason upon one hundred twenty (120) days prior written notice to Company.

Section 4.3 Payment To Consultant In Event Of Termination. In the event this Agreement is terminated for any reason by Company or the Consultant, Consultant shall be entitled to receive compensation and reimbursement in full through the date of termination..

Section 4.4 Survival Of Payment Obligations. The obligation of Company to pay amounts owing to Consultant as provided herein shall survive termination of this Agreement.

ARTICLE 5
REIMBURSEMENTS

Section 5.1 Recovery Of Expenses; Recovery Of Advances By Consultant. In the event Consultant hereafter incurs any expenses while rendering services under this Agreement, Company shall promptly reimburse Consultant for such advances, together with any interest expense incurred by Consultant with respect thereto, provided that any expenditures aggregating more then $3,000 in any month shall be pre approved by Company prior to expenditure. Such amounts and expenses may include: (i) costs and expenses which Consultant incurs at the direction of Company, and (ii) reasonable costs and expenses relating to the Project formulation, site location, and location and negotiation with potential vendors and customers.

ARTICLE 6
CONSULTING FEE

Section 6.1 Compensation to Consultant. In compensation for the consulting services to be performed by Consultant hereunder, Company shall pay to Consultant:

(a) The Reimbursements provided in Article 5 hereof, and

(b) A consulting fee of $20,000 per month, which may be paid in cash, or at Company’s option (if funds are not available) in the form of restricted shares of Company’s common stock, valued at the average closing price of Company’s common stock over the proceeding 20 trading days; and

(c) Additional fees, including but not limited to, joint venture, partnership, consulting, developer, contractor and/or project management fees shall be separately negotiated between the parties and set forth in a written agreement on a project by project basis; and

Section 6.2 Accounting. Company shall furnish Consultant with copies of all periodic financial and operating reports on the operations and financial results of Company which Company furnishes and distributes to its respective partners, joint venturers, vendors, and/or customers from time to time, as and when such statements and reports are disseminated to such persons. If this Agreement is terminated and the Consultant is to continue to be paid pursuant to this Agreement, then Consultant shall continue to receive such reports, and if no such reports and statements are routinely disseminated, then from time to time upon request, no more frequently than quarterly, Company shall furnish the Consultant with periodic accountings of amounts due to Consultant, and Consultant and its agents shall have the right, upon reasonable prior notice, to examine the books and records of Company.

ARTICLE 7
CONFIDENTIALITY AND NON-CIRCUMVENTION

Section 7.1 In consideration of mutual promises, assertions and covenants herein stated, and other good and valuable considerations, the receipt of which is hereby acknowledged, Company agrees on behalf of itself and its agents and assigns, to refrain from soliciting business and/or contracts and/or projects or sites from any Consultant Relationship without the written consent of Consultant, which may be withheld in its sole discretion, for a period of five years after the termination of this Agreement. In addition, Company and its agents and assigns agree to maintain complete confidentiality regarding all Consultant Relationships introduced by Consultant, and will only disclose such business sources only upon written consent of Consultant, which may be withheld in its sole discretion. Company agrees not to circumvent or attempt to circumvent this provision in any manner.

ARTICLE 8
MISCELLANEOUS

Section 8.1 Notices. All notices, demands, requests or other similar communications required or permitted hereunder shall be personally delivered or sent by certified or registered mail, return receipt requested, postage prepaid, and addressed to each of the parties at the addresses specified below, or at such other address as they shall each specify in a notice addressed and mailed as hereinabove set forth. Any such notice shall be deemed given when received by the party to whom it is addressed; provided that the failure or refusal of a party to accept delivery of any notice properly delivered to the address set forth herein shall constitute receipt as of the date of the attempted delivery. For purposes hereof, the addresses for notices are as follows:

To Consultant:	Key Services, Inc.
275 Ridgecrest Drive
Arlington, TN
Attention: Larson Elmore

To Company:	Dynamic Energy Alliance Corp.
Memphis Clark Tower
5100 Poplar Avenue, Suite 2700
Memphis, Tennessee 38137
Attention: James Michael Whitfield
Ph. (901) 414-0003
Fx. (901) 328-2761

Section 8.2 Entire Agreement. This Agreement constitutes the entire agreement between Company and Consultant relating in any manner to the subject matter this Agreement. No prior agreement or understanding pertaining to the same shall be valid or of any force or effect, and the covenants and agreements herein cannot be altered, changed or supplemented except in writing signed by all partners in Company and by Consultant.

Section 8.3 Governing Law. This Agreement is made pursuant to, and all of the rights and obligations of the parties hereto and all of the terms and conditions herein shall be construed in accordance with and governed by, the laws of the State of Delaware.

Section 8.4 Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under pre - sent or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

Section 8.5 Assignment By Consultant. The Consultant shall have the right in its sole discretion to assign in whole or in part, the compensation payable to Consultant here under, and/or to assign a portion or all of its duties hereunder with respect to a specific site or project, to a third party or sub contractor.

Section 8.6 Binding Effect. Except as provided below, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and assigns.

Section 8.7 Subordination. This Agreement and all fees and payments due from Company to Consultant pursuant hereto shall be subject and subordinate in all respects to any mortgage or deed of trust now or hereafter placed upon a Consultant Site, and/or a Project located on a Consultant Site, or any portion thereof. This provision shall be self-executing but Consultant shall, upon request, execute such instruments as may reasonably be requested by Company or any such mortgagee or lender to evidence such subordination.

Section 8.8 Waivers. No delay or omission by either party in exercising any right or power accruing upon the noncompliance or failure of performance by the other party hereto of any provisions of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either party of any of the covenants, conditions or agreements hereof to be performed by the other must be in writing and signed by the party who is waiving such covenants, conditions or agreements.

Section 8.9 Other Activities. Notwithstanding any other provisions of this Agreement to the contrary, Consultant may engage in or possess an interest in other businesses similar to Company’s of every nature and description and in any vicinity whatsoever, including without limitation acquisition, development, operation, and management of real property, and Company shall have no rights in or to any profits there from. Any of such activities may be undertaken without notice to Company, and Company hereby waives any right or claim that it may have against the Consultant with respect to the income or profits there from.

Section 8.10 No Company. Company shall not and does not by this Agreement in any way or for any purpose become a partner of Consultant in the conduct of its business, or otherwise, or a joint venturer of or a member of a joint enterprise with Consultant, but rather Consultant is and shall, for all purposes of this Agreement, be deemed an “independent contractor” of Company.

Section 8.11 Company and Affiliates. Terms “Consultant” and “Company” as used in this Agreement will be deemed to include any affiliate of the Consultant or Company, respectively, now or during the term of this Agreement. An affiliate is defined as a person who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with a person or entity.

Section 8.12 Captions. The captions appearing in this Agreement are inserted as a matter of convenience and for reference and in no way affect this Agreement, define, limit or describe its scope or any of its provisions.

Section 8.13 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by them.

Section 8.14 Arbitration. Except with respect to matters for which injunctive relief is sought, the parties agree to submit to arbitration all other questions, disputes, and/or controversies that may arise out of or in connection with this Agreement. Arbitration shall be conducted in Delaware in accordance with the rules of the American Arbitration Association (“AAA”). The AAA shall choose a single neutral arbitrator with at least ten (10) years experience in business law. The decision of the arbitrator shall be final and binding on both parties, who hereby agree to comply therewith. The arbitrator shall not have jurisdiction to decide whether injunctive or other equitable relief should be granted to either party. In every case where the arbitrator decides that this Agreement has been properly fulfilled by a party, all costs and fees, including reasonable attorneys’ fees, incurred during or necessitated by the arbitration proceedings shall be paid by the other party.

Section 8.15 Attorneys’ Fees. If either party files any action or brings any proceeding against the other arising out of this Agreement then the prevailing party shall be entitled to reasonable attorneys’ fees.

Section 8.16 Force Majeure. Neither the Company nor the Consultant shall be liable to the other for any delay or failure or any other default in performance of this Agreement due to extraordinary events, circumstances or occurrence beyond the control of the Company or Consultant, as applicable, such as acts of nature (flooding, earthquake, volcano, hurricanes, etc.), terrorist activity, war or armed conflict, strike, riot, crime or any other similar cause which would adversely affect, directly or indirectly, the Company or the performance of the services contemplated between Consultant and Company under this Agreement.

Section 8.17 Number of Parties. The singular shall include the plural and the plural the singular and one gender shall include all genders. As used in this Agreement the term Affiliate means a person, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under control with, the Company.

Section 8.18 Currency. In all instances, references to monies used in this Agreement shall be deemed to be United States dollars.

Section 8.19 Headings. Titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or any provision hereof. No provision in this Agreement is to be interpreted for or against either party because that party or his legal representative drafted such provision.

Section 8.20 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

[Signatures follow on next page]

IN WITNESS WHEREOF , the parties hereto have executed this Agreement under seal as of the day and year first above written with full board approval and by corporate resolution this day July 9, 2011.

CONSULTANT

KEY SERVICES, INC.

By:	/s/ Larson Lee Elmore
Larson Lee Elmore
President

COMPANY

MAMMATECH CORPORATION
(in the process of changing its name to “Dynamic Energy Alliance Corporation”)

By:	/s/ James Michael Whitfield
James Michael Whitfield
President and CEO